Exhibit 10.6

Consultant Proprietary Information and Assignment of Inventions Agreement

I recognize that ClearSign Combustion Corporation a Washington corporation (“Company”), is engaged in the business of combustion and burners.  I understand that as part of my services to Company as a consultant, I am or may be expected to make new contributions and inventions of value to Company.

As part of the consideration for the compensation received by me from Company from time to time, I hereby agree to the terms and conditions of this agreement (“Agreement”) as follows:

1.           Confidential and Proprietary Information.  I acknowledge that during the course of providing consulting services to Company, I will obtain knowledge of Company’ confidential information and trade secrets which have, and will continue to have, value due to the fact that they are not generally known.  Such confidential information and trade secrets, include, but are not limited to, discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research techniques, scripts, customer and supplier lists, marketing, sales or other financial or business information, and all derivatives, improvements and enhancements to any of the above (“Proprietary Information”).  Consequently, both during the term that I render consulting services and thereafter, I agree to keep the Proprietary Information in strictest confidence.  Additionally, I agree not to use or disclose any such Proprietary Information without Company’s prior express written consent, except as may be necessary in the ordinary course of perfoming my consulting duties or as required by law.  At all times during my service to Company as a consultant, I shall promptly advise Company of any knowledge that I may have of any unauthorized release or use of the Proprietary Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with, any Propretary Information.  The term “Proprietary Information” does not include (i) any information known to me prior to disclosure by the Company or its representatives, (ii) any information which becomes available to me on a non-confidential basis from a source other than the Company who is not bound by a confidentiality agreement with, or any other contractual, legal or fiduciary obligation of confidentiality to, the Company or any related party with respect to such information and (iii) any information which is or becomes generally available to the public other than as a result of a disclosure by me in breach of this Agreement.  In the event that I receive a request to disclose all or any part of the Proprietary Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, I agree to immediately notify the Company of the existence, terms and circumstances surrounding such a request.  The Company agrees to assume, at its sole charge and expense, any costs that are the direct result of actions taken at the direction or request of the Company (and, if any payments are made by me, to promptly reimburse me for such payments), including any fees and disbursements to legal counsel that I incur.

2.           Assignment of Proprietary Information and Inventions.  I agree that all results and proceeds of the services I render to Company as a consultant (including, without limitation, any discoveries, inventions, formulas, software programs, processes, techniques, know-how, data, research techniques, drawings, sketches, characters or storylines), in all stages of completion (collectively, the “Inventions”), have been specially ordered or commissioned by Company and shall be considered “works made for hire” (as such term is defined under U.S. copyright law) with Company being the author thereof.  To the extent any Inventions do not qualify as a “work made for hire” under applicable law, or to the extent that any jurisdiction should fail to deem the Inventions as copyrightable work prepared by me within the scope of my consulting duties with Company, I hereby irrevocably and unconditionally assign to Company all rights (including, without limitation, moral and sublicensing rights), title, and interest in and to all such Inventions.  Accordingly, without limiting the generality of the foregoing, Company shall be deemed to own, without any restrictions or limitations whatsoever, the sole and exclusive rights to prepare derivative works based on the Inventions and to reproduce, adapt, distribute, publicly perform and display, and otherwise exploit the Inventions and such derivative works, by any and all means and in any and all media now or hereafter known, throughout the world and in perpetuity.

3.           Waiver of Enforcement of Rights.  Subject to the above paragraph and to the extent any of my rights in the Inventions, including without limitation any moral rights, are not capable of assignment under applicable law, I hereby irrevocably and unconditionally waive all enforcement of such rights to the maximum extent permitted under applicable law.

4.           Property Right Registration and Execution of Necessary Documents.  At the request of Company and at its expense, I agree to execute and deliver to Company such additional instruments (including, without limitation, patent applications, certificates of authorship, and other instruments appropriate for the protection and enforcement of intellectual property rights to Company throughout the world), and take such other actions, as Company may reasonably request to confirm, evidence or carry out the grants of rights contemplated under this Agreement.  My obligations under this paragraph will apply both during and indefinitely after the term that I render my consulting services.

5.           Returning Company Documents and Other Tangible Items.  All materials, including without limitation documents, drawings, models, apparatus, sketches, designs, computer media, electronic files and lists (“Materials”), which are furnished to me by Company or which are developed by me in the course of my services as a consultant shall remain the property of Company, and shall be promptly returned to Company in the event I cease to render consulting services to Company.

6.           Exception to Assignment of Inventions.  Attached is a list describing all inventions or improvements relevant to the subject matter of my consulting services that have been made or conceived of or first reduced to practice by me alone or jointly with others before my services to Company as a consultant and that are excluded from this Agreement (“Prior Inventions”).  I represent and warrant that such list is complete.  If no such list is attached, I represent that there are no Prior Inventions.

7.           Other Obligations.  I represent and warrant that (1) my performance of all of the terms of this Agreement and as a consultant to Company does not and will not breach any agreement to keep in confidence Proprietary Information acquired by me in confidence or in trust prior to my engagement as a consultant with Company; (2) I have not and shall not enter into any agreement, either written or oral, in conflict with this Agreement; (3) I have not brought and will not bring to Company, or use in the course of providing my services as a consultant, any materials or documents of persons (which term, for purposes of this Agreement, shall include persons, firms, corporations, and other entities for which I have acted as an independent contractor or consultant) that are not generally available to the public, unless I first obtain written authorization from any such persons for their possession and use; and (4) to the best of my knowledge, any Materials or Inventions that I create and/or provide to Company during the course of providing services as a consultant do not and will not infringe upon, violate or misappropriate, any patent, copyright, trade secret, trademark, contract, or any other publicity right, privacy right, or proprietary right of any third party.

8.           Non-Solicitation of Employees or Consultants.  During the period that I provide consulting services and for a period of one (1) year after the cessation of my engagement as a consultant with Company, I shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee of, or consultant to, Company to leave Company or work for anyone in competition with Company.

9.           Availability of Equitable Relief.  I acknowledge that irreparable injury will result to Company from my violation of any of the terms of this Agreement.  I expressly agree that Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation.

10.           Choice of Law and Attorney’s Fees.  This Agreement, and any dispute arising from the relationship between the parties to this Agreement, shall be governed by and construed under and according to Washington law.  In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

11.           Enforceability and Severability.  If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, shall not be affected.

12.           No Waiver.  No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

13.           Amendment and Modification.  This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties.  No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by both Company and me.

14.           Entire Agreement.  This Agreement, and the exhibits referred to in this Agreement, constitute the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties.  No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

15.           Paragraph Titles.  The titles of paragraphs are inserted solely for convenience, are not part of the Agreement, and should not be interpreted as part thereof.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTAND IT COMPLETELY, AND BY MY SIGNATURE BELOW AGREE TO THE TERMS AND CONDITIONS HEREIN.

[SIGNATURE APPEARS ON NEXT PAGE]

ACCEPTED AND AGREED:

[Signature]

[Print Name]

[Date]

Prior Inventions

Except as set forth below, I acknowledge at this time that I have not made or reduced to practice (alone or jointly with others) any inventions and/or improvements:

AGREED:

[Signature]

[Print Name]

[Date]

Prior Inventions